UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2008

STERLING MINING COMPANY
(Exact name of registrant as specified in its charter)

000-51669
Commission File No.

Idaho	82-0300575
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

2201 Government Way, Suite E. Coeur d'Alene Idaho 83814
(Address of Principal Executive Offices)

(208) 666–4070
(Registrant's Telephone Number)

Not Applicable
(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Sterling Mining Company previously reported that on June 18, 2008, it entered into a short-term note with a group of lenders for $2,400,000 that was originally due October 15, 2008. This note has an annual interest rate of 24% and is secured by certain patented mining claims and properties, and all of Sterling Mining’s accounts, equipment, inventory, leases (excluding the Sunshine Mine lease), and other personal property, subject to existing security interests. On July 31, 2008 the Company used a portion of funds received under a separate line of credit to make a principal payment of $1.0 million to the lenders that issued the $2.4 million short term note, and agreed to amend the maturity date of the note to September 15, 2008. On September 15, 2008, Sterling Mining and the lenders agreed to amend the maturity date back to the original October 15 date, and in consideration for that change Sterling Mining paid the lenders $14,000 in cash. Sterling Mining is now seeking debt or equity financing to repay this and other outstanding obligations, but there is no assurance Sterling Mining will be able to obtain financing on acceptable terms within a period that will permit Sterling Mining to pay its obligations on stated maturity dates.

Item 8.01	Other Events

On September 15, 2008, Sterling Mining issued a press release entitled “Sterling Mining Company Suspends Production at Sunshine Mine,” which is included with this report as an exhibit.

Item 9.01	Financial Statements and Exhibits

The following item is filed as an exhibit to this report:

Exhibit No.	Description of Document

99.1	Press release dated September 15, 2008, entitled “Sterling Mining Company Suspends Production at Sunshine Mine.”

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING MINING COMPANY

Dated: September 17, 2008	By:	/s/ James N. Meek
James N. Meek, Vice-President and Chief Financial Officer